

innovega
SMART
CONTACT LENSES
and GLASSES
Q1-2021

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Innovega Inc.

Smart contact lenses and glasses that deliver high-performance AR/VR experiences

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$3.00	$54,269,000	Preferred Equity
Share Price	Pre-Money valuation	Security Type

RESERVE YOUR SPOT IN INNOVEGA INC.

By making a reservation, you are requesting a spot to invest in Innovega Inc.'s upcoming offering. A reservation is non-binding and you may change the amount at any time.

Website: http://www.innovega-inc.com

Innovega Inc. is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A copy of the Preliminary Offering Circular that forms a part of the Offering Statement may be obtained both here and below.

Company Highlights

- 14 issued U.S. patents and 13 pending patents protecting contact lenses, eyewear, optical systems, display systems, gaze-tracking, cameras, and vision and hearing enhancement
- Co-founders Steve Willey and Dr. Jerry Legerton have each delivered novel innovation, pioneered new industries, and delivered multiple successful exits
- Visually impaired patients wearing the company's smart contact lenses and eyewear achieved approximately 20/20 vision at near and far distances (based on unpublished third party testing)
- Raised $10M to date with $5.8M in government contracts, grants, and commercial revenue, generating $2M in gross profit
- Completed necessary pre-clinical testing, and FDA 510(k) clinical trials are underway

Fundraise Highlights

- Total Round Size: US $15,000,000
- Raise Description: Series A-1
- Minimum Investment: US $999 per investor
- Security Type: Preferred Equity
- Pre-Money valuation : US $54,269,000
- Target Minimum Raise Amount: US $750,000

Revenue from AR/VR markets is forecasted to grow 5 times over the next 4 years to $67B. Innovega will deliver high-value display experiences for the sensory impaired, workers, and consumers with stylish glasses enabled by novel smart contact lenses.

Innovega created eMacula®, a wearable display system that includes patented disposable smart contact lenses and a portfolio of display eyewear. This combination satisfies the wearers' demand for light-weight stylish eyewear and access to high-quality media. The eMacula display eyewear system can deliver high-resolution media with as large as 110-degrees field of view.

Many companies have attempted to incorporate large conventional optics into even larger headsets or to employ challenging waveguide technology and electronics to deliver useful display eyewear. Their failure has derailed forecast growth of AR/VR. Bulky, obtrusive, and hot VR headsets or AR eyewear with a narrow display and eyestrain can negatively impact wearers' viewing experiences. Innovega's proprietary contact lens and eyewear designs overcome challenges that historically prevented light-weight, stylish, high-performance display eyewear.

Innovega plans to license its broad patent portfolio and trade-secrets to contact lens manufacturers and display eyewear partners. Innovega's patented portfolio of Enhanced Retina Technologies covers the system of smart contact lenses and glasses, as well as contact lens components, display technologies, eye-tracking, novel camera modulation, and features for the visually impaired and the hearing impaired. These innovations are protected by Innovega's twenty-seven filed U.S. patent applications, of which 14 have already issued and 13 are pending.

The Innovega business model allows established contact lens manufacturers the potential to fabricate, brand, and distribute smart contact lenses. The model also allows partners to co-develop, manufacture, and distribute unique eyewear and application solutions that enable expansion in their existing markets.

Product & Service

Wearable Displays and Growth of AR/VR Markets

CEOs of the world's largest companies describe AR/VR as key enablers of a fundamental shift in how we will interact with media and computing. Mark Zuckerberg, CEO of Facebook, shares his clear vision: "We all want glasses or eventually contact lenses that look and feel normal but let us overlay all kinds of information and digital objects on top of the real world" (Facebook F8 Conference Keynote). It is telling that he first made this comment in 2017, and it is equally true today. Both the challenge and opportunity remain.

His Chief Scientist, Michael Abrash, expects us to replace our smartphones with stylish AR/VR glasses and use them in all aspects of our lives.

Venture Beat has reported the potential for revenue to expand from $13 billion in 2020 to over $67 billion in 2024. These forecasts depend on delivery of tailored applications, suitable content, and display eyewear that users will find enjoyable to wear. Apple, Google, and Facebook have promised cloud-based AR and VR operating systems. Hundreds of developers are promising applications and content. No company has delivered suitable display eyewear. Analysts agree that without this display eyewear, AR/VR markets cannot grow at forecasted rates.

Innovega Smart Contact Lenses and Glasses Platform

Wearers of today's AR head-sets are forced to view digital media in a small window that is overlaid on their view of their surroundings, or in the case of VR, wearers are forced to wear a bulky headset. Furthermore, VR users wear a box-like display that separates them from their surroundings.

Innovega believes that display eyewear must deliver the look and the feel of conventional eyewear, along with the type of high-resolution, panoramic content they expect.

Innovega has patented and fabricated novel, soft disposable contact lenses that incorporate a powerful micro-lens and smart light-polarizing filters. They are matched to lightweight digital eyewear that, as a system, delivers unprecedented performance and style.

Over 60% of persons in the U.S. and over 70% in Asia require vision correction. Innovega's patented contact lenses include prescription correction for real-world vision while simultaneously enabling the wearer to view high-performance media in micro-displays located in stylish eyewear. The wearer benefits from a display that is two to five times larger than that of conventional AR display glasses. Users can experience a display field of view that is as large as 110-degrees from lightweight, stylish, and obstruction-free smart glasses.

Traction

The Innovega team proved its ability to innovate and deliver by completing more than $5.7 million in contracts and grants from government agencies. Innovega customers included the U.S. Defense Advanced Research Projects Agency, National Science Foundation, the National Institutes of Health, National Eye Institute, and a global provider of designer eyewear. In 2020, Innovega demonstrated its fourth generation of smart contact lenses and glasses.

2019 and 2020 Achievements

- Contracted multiple phases of pre-FDA independent testing of lenses and glasses, including testing with visually impaired patients
- Developed three working eyewear configurations: Immersive/VR; transparent AR; and Mobile
- Secured IRB approval to enable on-eye demonstration of 4th generation contact lenses and a portfolio of display eyewear prototypes
- Accelerated development of supply-chain and key fabrication processes
- Expanded patent filings in non-U.S. geographies; Foundational patent granted in Europe Canada, Hong Kong, and Korea
- Raised approximately $5 million from strategic partners and other new investors

Gallery




eMacula Functional Description
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Public Overview Video.

Media Mentions

Team Story

Steve Willey, CEO, and Co-founder of Innovega, has been interested in display eyewear since the early 1980's when he co-founded a video game company. He realized that graphics quality determined player enjoyment. He later co-founded Microvision, leading the development of novel pico-projector technology for mobile devices. Steve has founded or co-founded multiple companies that have achieved exits through acquisitions or IPOs.

Dr. Jerome Legerton, Innovega's Chief Clinical and Regulatory Officer, and Co-founder, previously co-founded SynergEyes, Inc. and holds 57 issued U.S. patents for contact lenses including patented lenses which have since been purchased by global contact lens leaders.

Founders and Officers



Stephen Willey, MASc, MBA

CEO AND CO-FOUNDER

Steve passionately pursues the development of game-changing, disruptive technologies and products. He holds graduate degrees in engineering, graphics, and business. Steve founded and co-founded multiple companies that achieved exits through acquisitions or IPO.

Steve's early interest in displays in the 1980's led him to co-founding a video game company that published multiple ground-breaking titles. It was there he realized that graphics quality was a key factor in delivering player experience. He joined Mobile Data International (MDI) and advanced to General Manager. MDI was a forerunner of modern-day cellular communications and was purchased by Motorola. In 1990, Steve joined CREO, a company later purchased by Kodak. He served as founding director of eDispatch, listed on the TSE, Canada's senior stock exchange.

Steve co-founded MicroVision in 1995, a leader in the development of novel pico-projector technologies for display eyewear and for mobile devices. Key customers included Sony, Canon, and other global OEMs. Steve was a member of the team that launched its NASDAQ, MicroVision IPO and later the NASDAQ IPO of spin-off, Lumera.

Steve also serves on the board of a pioneering video gaming company listed on Canada's stock exchange. In 2011, he joined Innovega with a vision to change forever how humans access, experience, and enjoy their media. Since then, Innovega has been his driving passion.



Jerome Legerton, OD, MS, MBA

CHIEF CLINICAL AND REGULATORY OFFICER AND CO-FOUNDER

Dr. Legerton enjoyed 26 years in private practice as a low vision and contact lens specialist before co-founding SynergEyes, the global leader in hybrid contact lenses. He brings a successful career in the commercialization of next-generation contact lenses and is an inventor on 57 issued U.S. patents and 77 published applications including those for multifocal, aberration blocking, hybrid, and scleral contact lenses; contact lenses for corneal refractive therapy, refractive error regulation, and wearable displays; and for diagnostic devices, refractive surgery, humanitarian eyewear and protective lighting. He is co-inventor of Paragon CRT® contact lens technology purchased by CooperVision. Contact lenses from his patents are registered in more than 45 countries.

Dr. Legerton was honored for his contributions to the field of contact lens and corneal care with the American Optometric Association Outstanding Achievement Award; with the American Academy of Optometry, Founder's Award; with the Orthokeratology Academy of America Achievement Award; and with the Contact Lens Manufacturers Association Trailblazer Award.

Key Team Members



Jay Marsh, MSME



William Meyers, PhD



Diane Hunt, MBA



Alan Koslow, JD



Richard Salitra, CPA



Ron Walker



Hsiang Lee, MSIE

Notable Advisors & Investors



Shane Kim, MBA



Jeff Bradley, BA Economics



Casey Tegreene, JD

Phil Molyneux

Joe Donahoe

Joe Sicari

Brian Kelleher

Robert Simmonds

Dan Spira

Joe Hogan

Ken Blakeslee

Walter J. Lack

Avram Miller

Vijay Raghavan

Joseph T. Barr, OD, MS

Richard Lindstrom, MD

Mark Bullimore, PhD

Jim Schwiegerling, PhD

Steve Schallhorn, MD

William Gleason, OD

Brian Chou, OD

Richard Lippman, OD

Term Sheet

Fundraising Description

Round type:	Series A-1
Round size:	US $15,000,000
Minimum investment:	US $999
Target Minimum:	US $750,000

Key Terms

Security Type:	Preferred Equity
Share price:	US $3.0
Pre-Money valuation:	US $54,269,000

Additional Terms

Closing Conditions	SI Securities, LLC has the authority to prevent a closing from occurring if it determines, in its sole discretion, that this investment is no longer suitable at the time of the closing, which includes, but is not limited to, the Company raising at least US $750,000 in connection to the current round.

Use of Proceeds

If Minimum Amount Is Raised


Corporate Payroll
Administration Expenses
Clinical Expenses
Engineering Expenses
Offering Expenses
Working Capital
Facilities and Equipment

If Maximum Amount Is Raised


Corporate Payroll
Administration Expenses
Clinical Expenses
Engineering Expenses
Offering Expenses
Working Capital
Facilities and Equipment

Prior Rounds

The graph below illustrates the valuation cap or the pre-money valuation of Innovega Inc.'s prior rounds by year.



$60000000
$50000000
$40000000
$30000000
$20000000
$10000000
$0
Pre-Seed (Common)
Other Seed I (Convertible)
Other Seed II (Preferred)
Other Seed III (Convertible)
Bridge (SAFE)
Current Series A-1 (Preferred)

This chart does not represent guarantees of future valuation growth and/or declines.

Pre-Seed

Round Size	US $150,000
Closed Date	Oct 29, 2014
Security Type	Common Equity
Pre-Money valuation	US $1,000,000

Seed I

Round Size	US $3,393,648
Closed Date	Dec 29, 2016
Security Type	Convertible Note
Valuation Cap	US $16,500,000

Seed II

Round Size	US $2,438,111
Closed Date	Aug 31, 2018
Security Type	Preferred Equity
Pre-Money valuation	US $23,052,935

Seed III

Round Size	US $2,480,592
Closed Date	Dec 26, 2019
Security Type	Convertible Note
Valuation Cap	US $32,000,000

Bridge

Round Size	US $2,331,875
Closed Date	Sep 30, 2020
Security Type	SAFE Note
Valuation Cap	US $37,536,070

Market Landscape


$25 000 000 000
$20 000 000 000
$15 000 000 000
$10 000 000 000
$5 000 000 000
$0
2021
2022
2023
2024

Smart Glasses Revenue Forecast

Innovega is executing a phased go-to-market strategy from focused markets to mass-markets

1. Sensory impaired: visually impaired, including legally blind, and potentially the hearing impaired
2. Other vertical markets including workplace applications and sports training and performance
3. Mass market telecommunications, gaming, and entertainment

Visually impaired including legally blind, and other impairments

The Total Available Market of visually impaired is more than 5 million in North America, 5 million in the UK and Europe, and proportionately more in East Asia. Innovega forecasts a target market of more than 1 million patients in the 3 markets. These under-served patients suffer from a compromised lifestyle. Traditional low vision aids are typically non-mobile and for home-bound use. The present generation of display eyewear has narrow displays that provide restricted magnified content or are box-like headsets.

Experts state that the visually impaired will benefit from a wearable interface with a wide field-of-view. Innovega smart lenses and stylish glasses with a camera that captures, magnifies, and displays an enhanced and augmented view of their world, will enable patients to regain independence and lifestyle. Innovega owns intellectual property for eyewear for the hearing impaired and is in partnership discussions with a global hearing device market leader. Innovega is also assessing the potential to assist patients with cognitive disorders.

Other Vertical Markets

First responders, factory workers, warehouse, and oil and gas workers, healthcare professionals, and training and education for a plurality of markets are vertical opportunities. Sports training and performance enhancement is a significant vertical market for Innovega technology.

Mass Markets

As demand grows, Innovega will evaluate opportunities to replace bulky AR/VR, and gaming headsets.

Risks and Disclosures

The development and commercialization of the Company's products and services are highly competitive. We face competition with regard to any products and services that we may seek to develop or commercialize in the future. Our competitors include major companies worldwide. The Augmented and Virtual Reality (AR/VR) markets are an emerging industry where new competitors are entering the market frequently. Many of the Company's competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing and may be better equipped than us to develop and commercialize services. These competitors also compete with us in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect its competitive position, the likelihood that our services will achieve initial market acceptance and our ability to generate meaningful additional revenues from our products and services.

Our expenses will significantly increase as we seek to execute and prove the current licensing business model. Although we estimate that we have enough working capital to fund activities into 2021, our plans are to increase our use of cash to hire additional staff, expand its Research and Development, Clinical and Regulatory efforts, and fund our other operations. Following the closing of this offering we will further increase our activities and expenses. Proving success of our business model will require significant effort and expenses. We will need to raise sufficient working capital to cover these new and higher expenses and if we cannot, we will not be able to execute on our current business model.

Outbreak of the novel coronavirus, COVID-19, has adversely impacted global commercial activity and contributed to significant declines and resulted in volatility in financial markets. The coronavirus pandemic and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the novel coronavirus. Nevertheless, the novel coronavirus presents material

uncertainty and risk with respect to our available funds, our performance, and our financial results.

Legislation and regulation have imposed restrictions and requirements on companies operating within the contact lens industry that could have an adverse effect on our business. The contact lens industry is regulated, and regulation may continue to constrain the industry. Rules and regulations may impose additional expenses on us may require the attention of senior management, and may result in fines if they are deemed to have violated any regulations. On the other hand, if regulations are loosened, it may be easier for new entrants to enter the market, which would increase the amount of competition that we face.

Contact lenses require regulatory clearance or approval. Contact lenses are regulated medical devices and require a market clearance or an approval from regulatory bodies. Our contact lens is worn during the waking hours and removed before sleep. Management expects it to be classified as a daily wear contact lens. Daily wear contact lenses are further classified as Class II, non-significant risk medical devices. Our contact lens will have a new indication for viewing a near-eye display. This new indication will require a clinical investigation to derive the evidence to support the claims of the indication. The final determination of the market clearances or approvals and the language of the claims for the indication is made by the respective regulatory bodies and there is no guarantee that the review of the clinical outcomes will result in a favorable granting of the clearance or approval for the new indication.

Our commercialization model depends on partner licensing and investment. Obtaining a significant number of new customer licensees is critical for our continued growth and operation. Because our technology has not previously been deployed in the marketplace, it is uncertain whether it will be accepted by prospective customer licensees and there is a risk that we will be unable to acquire and retain licensees due to a number of factors, including the proposed licensing fee, capital expenditure requirements, or questions surrounding commercial feasibility of our technology.

We are developing and we have yet to finalize the technologies that will allow commercial scale, and we may be unable to solve technical and other challenges that would allow our technology and designs to be economically attractive to prospective partner licensees. Although we have successfully built working prototypes, we have not demonstrated that our technology is viable on a commercial scale. Management has not applied the Company's technology under commercial conditions or fabricated products in the volumes that will be required to be profitable. We cannot predict all of the difficulties that may arise. If we encounter significant engineering, clinical or other obstacles in preparing and launching its technology at commercial scale, our financial condition, cash flows, and results of operations could be adversely affected, and such effects could be material.

We have accrued approximately one million dollars in deferred compensation. If we choose to repay these deferred wages, the capital required could significantly impact our cash position and liquidity. This action might affect our ability to meet other financial obligations and meet our growth targets.

We rely heavily on our technology and intellectual property; even so, we may be unable to adequately or cost-effectively protect or enforce our intellectual property rights, thereby weakening our competitive position and increasing operating costs. To protect our rights in our services and technology, we will rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties, and protective contractual provisions. We will also rely on laws pertaining to trademarks and domain names to protect the value of our corporate brands and reputation. Despite our efforts to protect proprietary rights, unauthorized parties may copy aspects of the services or technology, obtain and use information, marks, or technology that we regard as proprietary, or otherwise violate or infringe our intellectual property rights. In addition, it is possible that others could independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, or if others independently develop substantially equivalent intellectual property, our competitive position could be weakened. Effectively policing the unauthorized use of our services and technology is time-consuming and costly, and the steps taken by us may not prevent misappropriation of our technology or other proprietary assets. The efforts it has taken to protect its proprietary rights may not be sufficient or effective, and unauthorized parties may copy aspects of its services, use similar marks or domain names, or obtain and use information, marks, or technology that we regard as proprietary. We may have to litigate to enforce our intellectual property rights, to protect its trade secrets, or to determine the validity and scope of others' proprietary rights, which are sometimes not clear or may change. Litigation can be time-consuming and expensive, and the outcome can be difficult to predict.

We may be unable to maintain, promote, and grow our smart lens and smart glasses brand through marketing and communications strategies. It may prove difficult for us to dramatically increase the number of customers that we serve or to establish ourselves as a well-known brand in the competitive, B2B augmented and virtual reality space. In this case we may not be able to successfully execute on our current licensing business model.

****Please refer to Preliminary Offering Circular for full list of Risk Factors***

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for theseshares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events \u2014 through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

Innovega Inc.'s Preliminary Offering Circular

The offering circular is the legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors.

Download Innovega Inc.'s Preliminary Offering Circular here.

Data Room

NAME	LAST MODIFIED	TYPE
Financials (1 file)	Oct 29, 2018	Folder
Fundraising Round (1 file)	Oct 29, 2018	Folder
Miscellaneous (4 files)	Oct 29, 2018	Folder

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Gary S. - 10 hrs

Are all your parents based on the contact lens + glasses combo? Or are there plans on developing the same experience with glasses only?

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Gary S. - 10 hrs

Patents*

Leonardo L. - 20 hrs

Hello.

Once you launch, what are your revenue goals for the first 5 years?

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Diane H. • Team Member - 19 hrs

Thank you for the question. As we are still in the process of selecting licensee partners that will in turn drive marketing and sales, we are not in a position to forecast their sales. Fortunately and for some time, our value as a company will depend more on our proven ability to innovate than on sales of any specific licensee partner, and as such, this is where we maintain our greatest focus.

Leonardo L. - 19 hrs

I'm not asking for projections, just your personal revenue targets. That would give me an idea of the company's potential.

Lloyd S. · 3 days

Will you comment on the Apple analyst prediction about "VR contact lenses" technology from Apple by 2030? In particular, with Apple (and Facebook) clearly focused on the VR space for their long term plans, the ability to have enough capital to compete with two of the biggest tech titans is concerning. Thanks.

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Stephen W. · Team Member · 3 days

Lloyd, great to hear from you. We caught the same prediction and were intrigued that Apple and others seem to now view contact lens-enabled display eyewear as an ultimate architecture. We have pioneered this smart lens space and secured considerable IP. We have selected a licensing model where we would allow the most successful OEMs from each segment to build their solutions based on our portfolio of technologies. Under this model, companies such as Apple or Facebook would become customers and not competitors.

Frequently Asked Questions

About Reg A Offerings

What does it mean that the SEC has qualified this offering?

"The SEC has qualified this offering" means the SEC has permitted Innovega Inc. to offer for sale the securities described in the Offering Circular to investors such as you. The SEC is not judging the merits, accuracy, or completeness of the offering and information in the Offering Circular.

Making an Investment in Innovega Inc.

How does investing work?

When you complete your investment on SeedInvest, your money will be transferred to an escrow account where an independent escrow agent will watch over your investment until it is accepted by Innovega Inc.. Once Innovega Inc. accepts your investment, and certain regulatory procedures are completed, your money will be transferred from the escrow account to Innovega Inc. in exchange for your securities. At that point, you will be a proud owner in Innovega Inc..

What is the difference between preferred equity and a convertible note?

Preferred equity is usually issued to outside investors and carries rights and conditions that are different from that of common stock. For example, preferred equity may include rights that prevent or minimize the effects of dilution or grants special privileges in situations when the company is sold.

A *convertible note* is a unique form of debt that converts into equity, usually in conjunction with a future financing round. The investor effectively loans money to a startup with the expectation that they will receive equity in the company in the future at a discounted price per share when the company raises its next round of financing.

To learn more about startup investment types check out "How to Choose a Startup Investment" in our academy.

What will I need to complete my investment?

To make an investment, you will need the following information readily available:

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What if I change my mind about investing?

Until a closing occurs, you may cancel your investment at any time, for any reason. You will receive an email when the closing occurs and your securities have been issued. If you have already funded your investment and your funds are in escrow, your funds will be promptly refunded to you upon cancellation. To cancel your investment, please go to your portfolio page by clicking your profile icon in the top right corner.

After My Investment

How can I sell my securities in the future?
Currently there is no market or liquidity for these securities. Right now Innovega Inc. does not plan to list these securities on a national exchange or another secondary market. At some point Innovega Inc. may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when Innovega Inc. either lists their securities on an exchange, is acquired, or goes bankrupt.

How do I keep track of this investment?
You can return to SeedInvest at any time to view your portfolio of investments and obtain a summary statement.

Other General Questions

What is this page about?
This is Innovega Inc.'s fundraising profile page, where you can find information that may be helpful for you to make an investment decision in their company. The information on this page includes the company overview, team bios, and the risks and disclosures related to this investment opportunity. You will also find a copy of the Innovega Inc.'s Offering Circular, which has been qualified by the SEC. The Offering Circular includes important details about Innovega Inc.'s fundraise that you should review before investing.

What are the risks of this investment?
This investment is highly speculative and should not be made by anyone who cannot afford to risk the entire investment amount. In addition to these risks, you should carefully consider the specific information and risks disclosed in Innovega Inc.'s profile and Offering Circular.

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